Exhibit 5.1
May 28, 2009

(212) 351-4000	C 97394-00083

The Williams Companies, Inc.
One Williams Center
Tulsa, OK 74172

Re:	The Williams Companies, Inc.
Registration Statement on Form S-3
Ladies and Gentlemen:
     We have examined the Registration Statement on Form S-3 (the “Registration Statement”) of The Williams Companies, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) on May 28, 2009, pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration by the Company of the following securities (the “Securities”): (i) debt securities (the “Debt Securities”); (ii) one or more series of shares of preferred stock, par value $1.00 per share (the “Preferred Stock”); (iii) shares of common stock, par value $1.00 per share (the “Common Stock”) and associated Series A Junior Participating Stock Purchase Rights (the “Rights”), the terms of which are set forth in the Amended and Restated Rights Agreement, dated as of September 21, 2004, between the Company and EquiServe Trust Company, N.A. (the “Rights Agreement”); (iv) purchase contracts (the “Purchase Contracts”); (v) warrants (the “Warrants”); and (vi) units (the “Units”). The Registration Statement provides that if so indicated in a prospectus supplement, the Debt Securities and Preferred Stock may be convertible or exchangeable into other securities or property, including Common Stock and Preferred Stock.
     In arriving at the opinions expressed below, we have examined the originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of officers of the Company and of public officials, and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to

The Williams Companies, Inc.
May 28, 2009

original documents of all documents submitted to us as copies. To the extent that our opinions may be dependent upon such matters, we have assumed without independent investigation that the other party to any indenture relating to the Debt Securities (the “Indenture”), the Rights Agreement for the Rights associated with the Common Stock, any purchase contract agreement relating to the Purchase Contracts (the “Purchase Contract Agreement”), any warrant agreement relating to the Warrants (the “Warrant Agreement”), or any unit agreement relating to any Units (the “Unit Agreement”) is or will be duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that such party has or will have all requisite power and authority to execute, deliver and perform its obligations under the Indenture, the Rights Agreement, the Purchase Contract Agreement, the Warrant Agreement, or the Unit Agreement, as applicable; that such party’s obligations thereunder do not or will not violate any law, regulation, order, judgment or decree applicable to such party; and that, in the case of the Rights Agreement, such party has duly executed and delivered the Rights Agreement. As to any facts material to our opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.
     Based upon the foregoing, and subject to (i) the assumptions, exceptions, qualifications and limitations set forth herein, and (ii) completion of all corporate action required to be taken by the Company to duly authorize each proposed issuance of Securities (including the due reservation of any shares of Common Stock or Preferred Stock for issuance upon conversion or exchange of any other Securities), we are of the opinion that:
          1. With respect to Debt Securities to be issued under an Indenture, when (a) the Indenture and the applicable supplemental indenture thereto, if any, has been duly authorized and validly executed and delivered by the Company and the trustee thereunder and (b) the Debt Securities have been executed, issued, delivered and authenticated in accordance with the terms of the Indenture and the applicable definitive purchase, underwriting or similar agreement against the receipt of requisite consideration therefor provided therein, the Debt Securities will constitute legal, valid and binding obligations of the Company.
          2. With respect to Preferred Stock, when (a) the applicable Certificate of Designation for the Preferred Stock to be issued has been duly filed with the Office of the Secretary of State of the State of Delaware and (b) the shares of Preferred Stock have been issued, delivered, and paid for in accordance with the applicable definitive purchase, underwriting, or similar agreement, the shares of Preferred Stock will be validly issued, fully paid and nonassessable.
          3. With respect to Common Stock and the associated Rights, when the shares of Common Stock have been issued, delivered, and paid for in accordance with the applicable definitive purchase, underwriting, or similar agreement and the associated Rights have been

The Williams Companies, Inc.
May 28, 2009

issued pursuant to the Rights Agreement, such shares of Common Stock will be validly issued, fully paid and nonassessable and the associated Rights will be validly issued.
          4. With respect to Common Stock and the associated Rights or Preferred Stock to be issued upon conversion of the Debt Securities or Preferred Stock, when (a) if applicable, the Certificate of Designation for the Preferred Stock to be issued has been duly filed with the Office of the Secretary of State of the State of Delaware and (b) such Common Stock and the associated Rights or Preferred Stock, as the case may be, has been issued and delivered in accordance with the terms of the applicable Debt Securities or Preferred Stock, as the case may be, and, if applicable, the associated Rights have been issued pursuant to the Rights Agreement, such shares of Common Stock or Preferred Stock will be validly issued, fully paid and nonassessable and, if applicable, the associated Rights will be validly issued.
          5. With respect to Purchase Contracts, when (a) a Purchase Contract Agreement relating to the Purchase Contracts has been duly authorized and validly executed and delivered by the Company and each party thereto, (b) the terms of the Purchase Contracts have been established in accordance with the terms of the Purchase Contract Agreement, (c) the terms of any collateral or security arrangements relating to such Purchase Contracts have been established and the agreements related thereto have been validly executed and delivered by each of the parties thereto and any collateral has been deposited with the collateral agent in accordance with such arrangements and (d) such Purchase Contracts have been executed and delivered in accordance with the Purchase Contract Agreement and the applicable definitive purchase, underwriting or similar agreement against the receipt of requisite consideration therefor provided therein, the Purchase Contracts will be legal, valid and binding obligations of the Company.
          6. With respect to the Warrants, when (a) a Warrant Agreement relating to the Warrants has been duly authorized and validly executed and delivered by the Company and each party thereto, (b) the terms of the Warrants have been established in accordance with the Warrant Agreement and (c) the Warrants have been executed and delivered in accordance with the related Warrant Agreement and the applicable definitive purchase, underwriting or similar agreement against the receipt of requisite consideration therefor provided therein, the Warrants will be legal, valid and binding obligations of the Company.
          7. With respect to the Units, when (a) a Unit Agreement relating to the Units has been duly authorized and validly executed and delivered by the Company and each party thereto, (b) the terms of the Units have been established in accordance with the Unit Agreement, (c) the Units have been executed and delivered in accordance with the related Unit Agreement and the applicable definitive purchase, underwriting or similar agreement against the receipt of requisite consideration therefor provided therein, the Units will be legal, valid and binding obligations of the Company.

The Williams Companies, Inc.
May 28, 2009

     The opinions set forth in paragraphs 1 and 5 through 7 above are each subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally (including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers) and (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law. With respect to such opinions, we express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights; or (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to federal or state securities laws.
     We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the United States of America and the Delaware General Corporation Law. We are not engaged in practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquiries as we consider necessary to render the opinions contained herein. This opinion is limited to the effect of the current state of the laws of the State of New York, the United States of America and, to the limited extent set forth above, the State of Delaware and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or facts. We express no opinion regarding the Securities Act of 1933, as amended, or any other federal or state securities laws or regulations.
     It should be understood that (i) our opinions in paragraphs 3 and 4 above concerning the Rights do not address any determination a court of competent jurisdiction may make regarding whether the board of directors of the Company would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time, (ii) such opinions address the Rights and the Rights Agreement in their entirety and not any particular provision thereof and (iii) it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.
     We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.
Very truly yours,
/s/ Gibson, Dunn & Crutcher LLP